Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Citizens South Banking Corporation
Gastonia, North Carolina

We consent to the reference to the incorporation by reference in the registration statements of Citizens South Banking Corporation on Form S-3 (Nos. 333-166879 and 333-144696) and on Form S-8 (Nos. 333-103218, 333-77657 and 333-111228) of our report, dated June 30, 2011, related to the audit of the statement of assets acquired and liabilities assumed by Citizens South Banking Corporation and subsidiaries pursuant to the Purchase and Assumption Agreement, dated April 15, 2011, which is included in the Current Report on Form 8-K/A of Citizens South Banking Corporation filed with the Securities and Exchange Commission on June 30, 2011.

/s/ Cherry, Bekaert & Holland, LLP

Charlotte, NC
June 30, 2011